EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

South Carolina Bank and Trust, N.A. (Orangeburg, South Carolina)

South Carolina Bank and Trust of the Piedmont, N.A. (Rock Hill, South Carolina)

SCBT Capital Trust I

SCBT Capital Trust II

SCBT Capital Trust III

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